Exhibit 99.1

Howmet Aerospace Reports Fourth Quarter 2021 and Full Year 2021 Results

Improved Margins, Strong Cash Generation, ~$845 Million Debt Reduction, $430 Million Share Repurchases

PITTSBURGH--(BUSINESS WIRE)--February 2, 2022--Howmet Aerospace (NYSE:HWM):

Fourth Quarter 2021 Highlights

  Revenue of $1.3 billion, up 4% year over year
  Income from continuing operations of $77 million, or $0.18 per share, versus income from continuing operations of $106 million, or $0.24 per share, in the fourth quarter 2020
  Income from continuing operations excluding special items of $130 million, or $0.30 per share, versus $92 million, or $0.21 per share, in the fourth quarter 2020
  Generated $303 million cash from operations and $242 million of adjusted free cash flow; $270 million of cash used for financing activities; and $37 million of cash used for investing activities
  Cash balance at end of quarter of $722 million including impacts of common stock repurchases and debt repurchase

Full Year 2021 Highlights

  Revenue of $5.0 billion, down 5% year over year
  Structural cost reductions of approximately $130 million achieved
  Income from continuing operations of $258 million, or $0.59 per share, versus income from continuing operations of $211 million, or $0.48 per share, in the full year 2020
  Income from continuing operations excluding special items of $442 million, or $1.01 per share, versus $354 million, or $0.80 per share ($0.77 per share including pre-separation allocations), in the full year 2020
  Generated $449 million cash from operations and $517 million of adjusted free cash flow; $1.4 billion of cash used for financing activities; and $107 million of cash provided from investing activities

2022 Guidance1

	Q1 2022 Guidance			FY 2022 Guidance
	Low	Midpoint	High	Low	Midpoint	High
Revenue	$1.280B	$1.300B	$1.320B	$5.560B	$5.640B	$5.720B
Adj. EBITDA*	$286M	$295M	$304M	$1.265B	$1.300B	$1.335B
Adj. EBITDA Margin*	22.4%	22.7%	23.0%	22.8%	23.0%	23.3%
Adj. Earnings per Share*	$0.28	$0.29	$0.30	$1.31	$1.37	$1.43
Adj. Free Cash Flow				$575M	$625M	$675M
* Excluding Special Items

[1] Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2022 Guidance” below.

Key Announcements: Capital Allocation

  In the fourth quarter 2021, the Company repurchased approximately 6.8 million shares of its common stock for $205 million, bringing full year 2021 share repurchases to approximately 13.4 million shares for $430 million at an average price of $32.07. In January 2022, the Company repurchased approximately 3.0 million shares for $100 million. As of February 1, 2022, total share repurchase authorization available was $1.247 billion.
  Debt actions taken over the course of full year 2021 reduced annualized interest expense by approximately $70 million.
  On January 13, 2022, the Board of Directors declared a quarterly dividend of $0.02 per share on the Company’s outstanding common stock, to be paid on February 25, 2022 to holders of record at the close of business on February 4, 2022. In the fourth quarter of 2021, a quarterly common stock dividend of $0.02 per share was paid on November 25, 2021.

Howmet Aerospace (NYSE: HWM) today reported fourth quarter 2021 and full year 2021 results. The Company reported fourth quarter revenues of $1.3 billion, up 4% year over year, primarily driven by growth in the commercial aerospace and commercial transportation markets as well as favorable product pricing, partially offset by declines in the defense aerospace market. Additionally, income from continuing operations was $77 million, or $0.18 per share, in the fourth quarter 2021 versus income from continuing operations of $106 million, or $0.24 per share, in the fourth quarter 2020. Income from continuing operations excluding special items was $130 million, or $0.30 per share, in the fourth quarter 2021, versus $92 million, or $0.21 per share, in the fourth quarter 2020. Income from continuing operations in the fourth quarter 2021 included a $53 million charge from special items, principally related to settling pension liabilities.

Fourth quarter 2021 operating income was $147 million, down 33% year over year. Operating income excluding special items was $229 million, up 7% year over year. The year-over-year increase was driven by growth in the commercial aerospace and commercial transportation markets, variable and fixed cost reductions, and favorable product pricing, partially offset by declines in the defense aerospace market. Operating income margin, excluding special items, was up approximately 40 basis points year over year to 17.8%.

Full year 2021 operating income was $748 million, up 19% versus the full year 2020. Operating income excluding special items was $866 million, up 7% versus the full year 2020. The year-over-year increase was driven by growth in the commercial transportation and industrial gas turbine markets, variable and fixed cost reductions, and favorable product pricing, partially offset by declines in the commercial aerospace and defense aerospace markets. Operating income margin, excluding special items, was up approximately 200 basis points year over year to 17.4%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “Howmet Aerospace delivered a strong finish to a challenging 2021, performing well despite the effects of the new COVID-19 variant and continued lack of Boeing 787 aircraft build. Fourth quarter 2021 revenue increased 4% year over year and was in line with the third quarter 2021, while adjusted EBITDA margin of 23% exceeded expectations and marked a healthy exit rate heading into 2022. Full year Adjusted Free Cash Flow was strong at $517 million, well ahead of expectations with healthy conversion of net income.”

Mr. Plant continued, “The leading indicators for air travel continue to show improvement, particularly for domestic travel. We expect to see accelerating revenue growth through 2022 following a flat first quarter 2022 relative to fourth quarter 2021.”

“Our liquidity position remains strong, supported by continued solid free cash flow generation. We ended 2021 with approximately $722 million of cash, after reducing debt by approximately $845 million, repurchasing $430 million of stock, and reinstating our common stock dividend during the year. Debt actions taken over the course of 2021 will reduce annualized interest costs by approximately $70 million. Furthermore, we repurchased an additional $100 million of stock in January 2022, demonstrating confidence in future cash flow generation.”

Fourth Quarter 2021 Segment Performance

Engine Products

Engine Products reported revenue of $605 million, an increase of 9% year over year, driven by growth in the commercial aerospace market, partially offset by declines in the defense aerospace market. Segment operating profit was $119 million, up 10% year over year, driven by favorable sales volumes in the commercial aerospace market as well as variable and fixed cost reductions, partially offset by volume declines in the defense aerospace market. The segment added approximately 150 headcount in the quarter in anticipation of revenue increases into 2022. Segment operating profit margin increased approximately 20 basis points year over year to 19.7%.

Fastening Systems

Fastening Systems reported revenue of $256 million, a decrease of 3% year over year due to declines in the commercial aerospace market, primarily driven by Boeing 787 production declines, partly offset by growth in the commercial transportation market. Segment operating profit was $48 million, flat year over year, with favorable sales volumes in the commercial transportation market and variable and fixed cost reductions offset by volume declines in the commercial aerospace market. Segment operating profit margin increased approximately 50 basis points year over year to 18.8%.

Engineered Structures

Engineered Structures reported revenue of $190 million, a decrease of 12% year over year due to declines in the defense aerospace market. Commercial aerospace revenue in this segment increased year over year on narrow body recovery, offset by Boeing 787 production declines. Segment operating profit was $19 million, up 19% year over year, driven by variable and fixed cost reductions, partially offset by volume declines in the defense aerospace market. Segment operating profit margin increased approximately 260 basis points year over year to 10.0%.

Forged Wheels

Forged Wheels reported revenue of $234 million, an increase of 15% year over year due to higher metal prices with steady demand in the commercial transportation market. Segment operating profit was $62 million, flat year over year. Segment operating profit margin decreased approximately 400 basis points year over year to 26.5%, driven primarily by higher metal prices.

Full Year 2021 Segment Performance

Segment performance in 2021 included the following:

  Engine Products revenue of $2.3 billion, down 5% year over year; segment operating profit was $440 million, up $23 million year over year; segment operating profit margin was 19.3%, up 200 basis points year over year.
  Fastening Systems revenue of $1.0 billion, down 16% year over year; segment operating profit was $190 million, down $57 million year over year; segment operating profit margin was 18.2%, down 160 basis points year over year.
  Engineered Structures revenue of $725 million, down 22% year over year; segment operating profit was $54 million, down $19 million year over year; segment operating profit margin was 7.4%, down 50 basis points year over year.
  Forged Wheels revenue of $921 million, up 36% year over year; segment operating profit was $255 million, up $102 million year over year; segment operating profit margin was 27.7%, up 520 basis points year over year.

2022 Guidance1

	Q1 2022 Guidance			FY 2022 Guidance
	Low	Midpoint	High	Low	Midpoint	High
Revenue	$1.280B	$1.300B	$1.320B	$5.560B	$5.640B	$5.720B
Adj. EBITDA*	$286M	$295M	$304M	$1.265B	$1.300B	$1.335B
Adj. EBITDA Margin*	22.4%	22.7%	23.0%	22.8%	23.0%	23.3%
Adj. Earnings per Share*	$0.28	$0.29	$0.30	$1.31	$1.37	$1.43
Adj. Free Cash Flow				$575M	$625M	$675M
* Excluding Special Items

[1] Reconciliations of the forward-looking non-GAAP financial measures (including adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share, each excluding special items, and adjusted free cash flow) to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Repurchased Approximately 13.4 Million Shares in Full Year 2021 and Approximately 3.0 Million Shares in January 2022

In the fourth quarter 2021, the Company repurchased approximately 6.8 million shares of its common stock for $205 million, bringing full year 2021 share repurchases to approximately 13.4 million shares for $430 million at an average price of $32.07. In January 2022, the Company repurchased approximately 3.0 million shares for $100 million. As of February 1, 2022, total share repurchase authorization available was $1.247 billion.

Debt Actions During 2021 Reduce Annualized Interest Expense by Approximately $70 Million

In the fourth quarter 2021, Howmet Aerospace repurchased approximately $47 million aggregate principal amount of its 5.125% Notes due 2024. Debt actions taken over the course of full year 2021 reduced annualized interest expense by approximately $70 million.

Date	Actions Taken	Annualized Interest Savings
January 15, 2021	Redeemed all outstanding 5.40% Notes due 2021 in aggregate principal amount of approximately $361 million with cash on hand.	Approximately $19 Million
May 3, 2021	Redeemed all outstanding 5.87% Notes due 2022 in aggregate principal amount of approximately $476 million with cash on hand.	Approximately $28 Million
September 1-2, 2021

On September 1, 2021 the Company issued $700 million aggregate principal amount of 3.000% Notes due 2029. On September 2, 2021 the Company used the net proceeds from the offering to tender $600 million aggregate principal amount of its 6.875% Notes due 2025.

Approximately $20 Million
Third and Fourth Quarters 2021	In the third and fourth quarters of 2021, the Company repurchased approximately $53 million and $47 million, respectively, of the aggregate principal amount of its 5.125% Notes due 2024.	Approximately $5 Million
Total Annualized Interest Savings		Approximately $70 Million

Board of Directors Declared Common Stock Dividend of $0.02 Per Share

  On January 13, 2022, the Board of Directors declared a quarterly dividend of $0.02 per share on the Company’s outstanding common stock, to be paid on February 25, 2022 to holders of record at the close of business on February 4, 2022. In the fourth quarter of 2021, a quarterly common stock dividend of $0.02 per share was paid on November 25, 2021.

Howmet Aerospace will hold its quarterly conference call at 9:30 AM Eastern Time on Wednesday, February 2, 2022. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on February 2, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally (including as a result of COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

___________________________________

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Operations (unaudited)
(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	December 31, 2021	September 30, 2021	December 31, 2020
Sales	$1,285	$1,283	$1,238

Cost of goods sold (exclusive of expenses below)	938	928	872
Selling, general administrative, and other expenses	61	70	58
Research and development expenses	4	4	4
Provision for depreciation and amortization	67	68	67
Restructuring and other charges(1)	68	8	16
Operating income	147	205	221

Loss on debt redemption	5	118	—
Interest expense, net	58	63	76
Other expense, net	6	1	74

Income from continuing operations before income taxes	78	23	71
Provision (benefit) for income taxes	1	(4)	(35)
Income from continuing operations after income taxes	77	27	106
Loss from discontinued operations after income taxes	—	—	—

Net income	$77	$27	$106

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - Basic(2)(3)(5):
Continuing operations	$0.18	$0.06	$0.24
Discontinued operations	$—	$—	$—
Net income per share	$0.18	$0.06	$0.24
Average number of shares(3)(4)	425,660,650	428,574,630	433,280,936

Earnings per share - Diluted(2)(3)(5):
Continuing operations	$0.18	$0.06	$0.24
Discontinued operations	$—	$—	$—
Net income per share	$0.18	$0.06	$0.24
Average number of shares(4)	431,460,887	434,180,960	437,979,216

Common stock outstanding at the end of the period	421,691,912	428,179,879	432,906,377
(1)

Restructuring and other charges for the quarter ended December 31, 2021 included pension settlement charges, severance costs, asset impairments, gain on sale of assets, and other exit costs. Restructuring and other charges for the quarter ended September 30, 2021 included asset impairments, pension settlement charges, and other exit costs. Restructuring and other charges for the quarter ended December 31, 2020 included severance costs, asset impairments, and other exit costs.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020 need to be subtracted from Net income.

(3)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4)

Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020 do not reflect the full impact of the share repurchases made at different times during the fourth quarter of 2021, third quarter of 2021, and fourth quarter of 2020, respectively.

(5)	Per share amounts are calculated independently for Continuing and Discontinued operations, therefore, the sum of the amounts may not equal the total Net Income per share.

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Operations (unaudited)
(in U.S. dollar millions, except per-share and share amounts)

For the year ended December 31,	2021	2020
Sales	$4,972	$5,259
Cost of goods sold (exclusive of expenses below)	3,596	3,878
Selling, general administrative, and other expenses	251	277
Research and development expenses	17	17
Provision for depreciation and amortization	270	279
Restructuring and other charges(1)	90	182
Operating income	748	626
Loss on debt redemption	146	64
Interest expense, net	259	317
Other expense, net	19	74
Income before income taxes	324	171
Provision (benefit) for income taxes	66	(40)
Income from continuing operations after income taxes	$258	$211
Income from discontinued operations after income taxes	—	50
Net income	$258	$261

Amounts Attributable to Howmet Aerospace Common Shareholders:
Net income	$256	$259
Earnings per share - basic(2)(3)(5):
Continuing operations	$0.60	$0.48
Discontinued operations	$—	$0.11
Earnings per share - diluted(2)(3)(5):
Continuing operations	$0.59	$0.48
Discontinued operations	$—	$0.11
Average Shares Outstanding:
Average shares outstanding - basic(4)	429,834,301	435,134,173
Average shares outstanding - diluted(4)	435,471,834	439,296,141
(1)

Restructuring and other charges for the year ended December 31, 2021 included pension settlement charges, severance costs, asset impairments, gain on sale of assets, and other exit costs. Restructuring and other charges for the year ended December 31, 2020 included severance costs, asset impairments, and other exit costs.

(2)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $2 for the years ended December 31, 2021 and 2020 need to be subtracted from Net income.
(3)

For the years ended December 31, 2021 and 2020, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4)

Basic and diluted average number of shares and Common stock outstanding at the end of the period for the year ended December 31, 2021 reflects the impact of share repurchase programs of the Company’s common stock.

(5)	Per share amounts are calculated independently for Continuing and Discontinued operations, therefore, the sum of the amounts may not equal the total Net Income per share.

Howmet Aerospace Inc. and subsidiaries
Consolidated Balance Sheet (unaudited)
(in U.S. dollar millions)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$720	$1,610
Receivables from customers, less allowances of $— in 2021 and $1 in 2020	367	328
Other receivables(1)	53	29
Inventories	1,402	1,488
Prepaid expenses and other current assets	195	217
Total current assets	2,737	3,672
Properties, plants, and equipment, net	2,467	2,592
Goodwill	4,067	4,102
Deferred income taxes	184	272
Intangibles, net	549	571
Other noncurrent assets	215	234
Total assets	$10,219	$11,443

Liabilities
Current liabilities:
Accounts payable, trade	$732	$599
Accrued compensation and retirement costs	198	205
Taxes, including income taxes	61	102
Accrued interest payable	74	89
Other current liabilities	183	289
Short-term debt	5	376
Total current liabilities	1,253	1,660
Long-term debt, less amount due within one year	4,227	4,699
Accrued pension benefits	771	985
Accrued other postretirement benefits	153	198
Other noncurrent liabilities and deferred credits	307	324
Total liabilities	6,711	7,866

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	422	433
Additional capital	4,291	4,668
Retained earnings	603	364
Accumulated other comprehensive loss	(1,863)	(1,943)
Total equity	3,508	3,577
Total liabilities and equity	$10,219	$11,443
(1)

As of December 31, 2021, there was no deferred purchase program receivable included in Other receivables on the accompanying Consolidated Balance Sheet. As of December 31, 2020, the deferred purchase program receivable was $12, which was included in Other receivables on the accompanying Consolidated Balance Sheet.

Howmet Aerospace and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in U.S. dollar millions)

	Year ended December 31,
	2021	2020
Operating activities
Net income	$258	$261
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	270	338
Deferred income taxes	38	2
Restructuring and other charges	90	164
Net loss from investing activities—asset sales	9	8
Net periodic pension benefit cost	18	51
Stock-based compensation	41	45
Loss on debt redemption	146	64
Other	20	(5)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(337)	(238)
Decrease in inventories	60	74
Decrease (increase) in prepaid expenses and other current assets	11	(2)
Increase (decrease) in accounts payable, trade(1)	144	(381)
Decrease in accrued expenses	(146)	(217)
(Decrease) increase in taxes, including income taxes	(41)	98
Pension contributions	(96)	(257)
(Increase) decrease in noncurrent assets	(13)	39
Decrease in noncurrent liabilities	(23)	(35)
Cash provided from operations	449	9
Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(9)	(15)
Additions to debt (original maturities greater than three months)(1)	700	2,400
Payments on debt (original maturities greater than three months)(2)	(1,538)	(2,043)
Debt issuance costs	(11)	(61)
Premiums paid on early redemption of debt	(138)	(59)
Proceeds from exercise of employee stock options	22	33
Dividends paid to shareholders	(19)	(11)
Repurchase of common stock	(430)	(73)
Net cash transferred to Arconic Corporation at separation	—	(500)
Other	(21)	(40)
Cash used for financing activities	(1,444)	(369)
Investing Activities
Capital expenditures	(199)	(267)
Proceeds from the sale of assets and businesses(3)	32	114
Sales of investments	6	—
Cash receipts from sold receivables	267	422
Other	1	2
Cash provided from investing activities	107	271
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(3)
Net change in cash, cash equivalents and restricted cash	(889)	(92)
Cash, cash equivalents and restricted cash at beginning of year	1,611	1,703
Cash, cash equivalents and restricted cash at end of period	$722	$1,611

The separation of Arconic Inc. into two standalone, publicly-traded companies, Howmet Aerospace Inc. and Arconic Corporation, (the “Arconic Inc. Separation Transaction”) occurred on April 1, 2020. The cash flows related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows for the first quarter of 2020.

(1)

The proceeds from financing activities primarily related to long-term debt issuance of $1,200 in the first quarter of 2020 which went with Arconic Corporation at separation, the long-term debt issuance of $1,200 in the second quarter of 2020, and the long-term debt issuance of $700 in the third quarter of 2021.

(2)

The use of cash from financing activities in 2021 was related to the repayment of the aggregate outstanding principal amount of the 6.875% Notes due 2025 of approximately $600, 5.870% Notes due 2022 of approximately $476, and the 5.400% Notes due 2021 of approximately $361. Additionally in 2021, the Company repurchased in the open market the aggregate principal amount of the 5.125% Notes due 2024 of approximately $100.

(3)

Proceeds from the sale of assets and businesses in 2020 were primarily related to sale of a rolling mill in Itapissuma, Brazil and hard alloy extrusions plant in South Korea for $50 and $62 in cash, respectively, which were related to Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries
Segment Information (unaudited)
(in U.S. dollar millions)

	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21	3Q21	4Q21	2021
Engine Products
Third-party sales	$781	$585	$485	$555	$2,406	$534	$544	$599	$605	$2,282
Inter-segment sales	$2	$1	$1	$1	$5	$1	$1	$1	$1	$4
Segment operating profit	$165	$105	$39	$108	$417	$101	$100	$120	$119	$440
Segment operating profit margin	21.1%	17.9%	8.0%	19.5%	17.3%	18.9%	18.4%	20.0%	19.7%	19.3%
Provision for depreciation and amortization	$30	$31	$31	$31	$123	$31	$30	$31	$32	$124
Restructuring and other charges (credits)	$13	$22	$9	$(8)	$36	$5	$5	$5	$59	$74
Capital expenditures	$19	$14	$15	$29	$77	$11	$16	$21	$26	$74

Fastening Systems
Third-party sales	$385	$326	$271	$263	$1,245	$272	$262	$254	$256	$1,044
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$96	$70	$33	$48	$247	$45	$50	$47	$48	$190
Segment operating profit margin	24.9%	21.5%	12.2%	18.3%	19.8%	16.5%	19.1%	18.5%	18.8%	18.2%
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$13	$12	$12	$49
Restructuring and other charges (credits)	$2	$24	$—	$13	$39	$2	$3	$3	$(8)	$—
Capital expenditures	$8	$7	$9	$15	$39	$5	$9	$8	$20	$42

Engineered Structures
Third-party sales	$275	$229	$206	$217	$927	$176	$160	$199	$190	$725
Inter-segment sales	$3	$2	$1	$1	$7	$1	$2	$1	$2	$6
Segment operating profit	$28	$19	$10	$16	$73	$10	$11	$14	$19	$54
Segment operating profit margin	10.2%	8.3%	4.9%	7.4%	7.9%	5.7%	6.9%	7.0%	10.0%	7.4%
Provision for depreciation and amortization	$13	$14	$13	$12	$52	$12	$13	$12	$12	$49
Restructuring and other charges (credits)	$17	$(5)	$9	$7	$28	$1	$—	$—	$15	$16
Capital expenditures	$3	$5	$3	$8	$19	$5	$5	$3	$8	$21

Forged Wheels
Third-party sales	$191	$113	$172	$203	$679	$227	$229	$231	$234	$921
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$50	$6	$35	$62	$153	$70	$61	$62	$62	$255
Segment operating profit margin	26.2%	5.3%	20.3%	30.5%	22.5%	30.8%	26.6%	26.8%	26.5%	27.7%
Provision for depreciation and amortization	$10	$9	$10	$10	$39	$10	$9	$10	$10	$39
Restructuring and other charges	$2	$1	$—	$—	$3	$—	$—	$—	$—	$—
Capital expenditures	$7	$4	$6	$6	$23	$9	$13	$15	$8	$45

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries
Segment Information (unaudited)
(in U.S dollar millions)
Reconciliation of Total Segment Operating Profit to Consolidated Income (Loss) Before Income Taxes
	1Q20	2Q20	3Q20	4Q20	2020	1Q21	2Q21	3Q21	4Q21	2021
Income (loss) from continuing operations before income taxes	$198	$(86)	$(12)	$71	$171	$113	$110	$23	$78	$324
Loss on debt redemption	—	64	—	—	64	—	23	118	5	146
Interest expense, net	84	80	77	76	317	72	66	63	58	259
Other (income) expense, net	(24)	16	8	74	74	4	8	1	6	19
Operating income	$258	$74	$73	$221	$626	$189	$207	$205	$147	$748
Unallocated amounts:
Restructuring and other charges	39	105	22	16	182	9	5	8	68	90
Corporate expense (income)(1)	42	21	22	(3)	82	28	10	30	33	101
Total segment operating profit	$339	$200	$117	$234	$890	$226	$222	$243	$248	$939

Total segment operating profit is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company by Segment excluding the impacts of Corporate, Restructuring and other charges, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income (loss) from continuing operations determined under GAAP as well as Total segment operating profit.

(1)

For the quarter ended March 31, 2020, Corporate expense included $4 of costs associated with the Arconic Inc. Separation Transaction, $11 of costs related to fires at two plants, net of reimbursement, $3 of costs associated with closures and shutdowns, and ($1) of net reimbursement related to legal and advisory charges related to Grenfell Tower. For the quarter ended June 30, 2020, Corporate expense included $3 of costs associated with the Arconic Inc. Separation Transaction, ($6) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $4 of costs related to fires at two plants, net of reimbursement. For the quarter ended September 30, 2020, Corporate expense included ($2) of reimbursement related to legal and advisory charges related to Grenfell Tower and $7 of costs related to fires at two plants, net of reimbursement. For the quarter ended December 31, 2020, Corporate expense included ($3) of reimbursement related to legal and advisory charges related to Grenfell Tower and ($19) of net reimbursement related to fires at two plants. For the quarter ended March 31, 2021, Corporate expense included $10 of costs related to fires at two plants, net of reimbursement. For the quarter ended June 30, 2021, Corporate expense included ($4) of reimbursement related to legal and advisory charges related to Grenfell Tower and ($3) of net reimbursement related to fires at two plants. For the quarter ended September 30, 2021, Corporate expense included $10 of costs associated with closures, shutdowns, and other items and $1 of costs related to fires at two plants, net of reimbursement. For the quarter ended December 31, 2021, Corporate expense included $25 of costs associated with closures, shutdowns, and other items and ($11) of net reimbursement related to fires at two plants.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Adjusted free cash flow	Quarter ended				Year ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Cash (used for) provided from operations	$ (6)	$ 85	$ 67	$ 303	$ 449
Cash receipts from sold receivables	57	115	95	—	267
Capital expenditures	(55)	(36)	(47)	(61)	(199)
Adjusted free cash flow	$ (4)	$ 164	$ 115	$ 242	$ 517

The net cash funding from the sale of accounts receivables was neither a use of cash nor a source of cash in all periods presented.

In the third quarter of 2021, the Company restructured its accounts receivable securitization. As a result, going forward, Cash receipts from sold receivables (which had been included in the investing section of the Statement of Consolidated Cash Flows) will be $0 as the entire impact of the accounts receivable securitization program will be included in the Cash (used for) provided from operations section of the Statement of Consolidated Cash Flows. Consequently, for the fourth quarter of 2021 and full year 2022, the definition of Adjusted free cash flow is Cash (used for) provided from operations less Capital expenditures.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollar millions, except per-share and share amounts)

Income from continuing operations excluding Special items	Quarter ended			Year ended
	December 31, 2020	September 30, 2021	December 31, 2021	December 31, 2020	December 31, 2021
Income from continuing operations	$106	$27	$77	$211	$258

Diluted earnings per share (EPS)
Continuing operations	$0.24	$0.06	$0.18	$0.48	$0.59
Discontinued operations	$—	$—	$—	$0.11	$—

Special items:
Restructuring and other charges	16	8	68	182	90
Discrete tax items(1)	(76)	(12)	18	(115)	9
Other special items
Debt tender fees and related costs	—	120	4	65	147
Costs, including interest, associated with the Arconic Inc. Separation Transaction	—	—	—	14	—
Plant fire (reimbursements) costs, net	(19)	1	(11)	3	(3)
Release of tax indemnification receivable	53	—	—	53	—
Legal and other advisory reimbursements related to Grenfell Tower, net	(3)	—	—	(12)	(4)
Costs associated with closures, shutdowns, and other items	—	10	25	3	35
Reversal of state investment tax credits	9	—	—	9	—
Other tax items	4	(2)	3	—	—
Total Other special items	44	129	21	135	175
Tax impact(2)	2	(32)	(54)	(59)	(90)

Income from continuing operations excluding Special items	$92	$120	$130	$354	$442
		Allocation adjustments(3)		(13)
Income from continuing operations excluding Special items and Allocation adjustments				$341

Diluted EPS excluding Special items	$0.21	$0.27	$0.30	$0.80	$1.01

Diluted EPS excluding Special items and Allocation adjustments				$0.77

Average number of shares - diluted EPS excluding Special items	437,979,216	434,180,960	431,460,887	439,296,141	435,471,834

Income from continuing operations excluding Special items, Income from continuing operations excluding Special items and Allocation adjustments, Diluted EPS excluding Special items, and Diluted EPS excluding Special items and Allocation adjustments are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). In addition, management believes that the Income from continuing operations excluding Special items and Allocation adjustments and Diluted EPS excluding Special items and Allocation adjustments are meaningful to investors as it reflects how management reviewed the standalone costs of Howmet in the quarter ended March 31, 2020 as if the Arconic Inc. Separation Transaction had happened on January 1, 2020. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations determined under GAAP as well as Income from continuing operations excluding Special items.

(1)	Discrete tax items for each period included the following:
•

for the quarter ended December 31, 2020, a benefit related to the release of a reserve as a result of a favorable Spanish tax case decision ($64), a benefit related to the recognition of a previously uncertain U.S. tax position ($30), a charge for adjustment related to a U.S. tax law change $6, a charge related to tax rate changes in various jurisdictions $4, a net charge for prior year items $4, and a net charge for other items $4;

	•	for the quarter ended September 30, 2021, a net benefit related to prior year amended returns and audit settlements ($13), and a net charge for other items $1;
•

for the quarter ended December 31, 2021, a charge related to valuation allowance adjustments $12, a charge related to prior year earnings distributed or no longer considered permanently reinvested $9, and a net benefit for other items ($3);

•

for the year ended December 31, 2020, a benefit related to the release of a reserve as a result of a favorable Spanish tax case decision ($64), a benefit related to the recognition of a previously uncertain U.S. tax position ($30), a benefit for a U.S. tax law change ($30), charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction $8, a charge related to tax rate changes in various jurisdictions $4, and a net benefit for a number of small tax items ($3); and

•

for the year ended December 31, 2021, a net benefit related to prior year amended returns and audit settlements ($14), a charge related to prior year foreign earnings distributed or no longer considered permanently reinvested $13, a net charge related to valuation allowance adjustments $9, and a net charge for other items $1.

(2)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(3)

Adjustments include differences between allocations as required under discontinued operations as part of generally accepted accounting principles and estimated actual spending in selling, general administrative, and other expenses and miscellaneous non-operating income related to pension, other post retirement benefits, and foreign exchange related to Howmet on a standalone basis as if the Arconic Inc. Separation Transaction had occurred on January 1, 2020.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollar millions)

Operational Tax Rate	Quarter ended December 31, 2021			Year ended December 31, 2021
	As reported	Special items(1)(2)	As adjusted	As reported	Special items(1)(2)	As adjusted
Income from continuing operations before income taxes	$78	$86	$164	$324	$265	$589
Provision for income taxes	$1	$33	$34	$66	$81	$147
Operational tax rate	1.3%		20.7%	20.4%		25.0%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Special items for the quarter ended December 31, 2021 include Restructuring and other charges $68, costs associated with closures, shutdowns, and other items $25, and debt tender fees and related costs $4, partially offset by ($11) net reimbursement related to fires at two plants. Special items for the year ended December 31, 2021 include debt tender fees and related costs $147, Restructuring and other charges $90, and costs associated with closures, shutdowns, and other items $35, partially offset by ($4) reimbursement related to legal and advisory charges related to Grenfell Tower and ($3) net reimbursement related to fires at two plants.

(2)

Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•

for the quarter ended December 31, 2021, a charge related to valuation allowance adjustments $12, a charge related to prior year earnings distributed or no longer considered permanently reinvested $9, and a net benefit for other items ($3); and

•

for the year ended December 31, 2021, a net benefit related to prior year amended returns and audit settlements ($14), a charge related to prior year foreign earnings distributed or no longer considered permanently reinvested $13, a net charge related to valuation allowance adjustments $9, and a net charge for other items $1.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)
Net Debt	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Short-term debt	$376	$489	$13	$14	$5
Long-term debt, less amount due within one year	4,699	4,224	4,227	4,272	4,227
Total debt	$5,075	$4,713	$4,240	$4,286	$4,232
Less: Cash, cash equivalents, and restricted cash	1,611	1,239	716	726	722
Net debt	$3,464	$3,474	$3,524	$3,560	$3,510

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Operating income excluding Special items	Quarter ended			Year ended
	December 31, 2020	September 30, 2021	December 31, 2021	December 31, 2020	December 31, 2021
Operating income	$221	$205	$147	$626	$748

Special items:
Restructuring and other charges	16	8	68	182	90
Costs associated with the Arconic Inc. Separation Transaction	—	—	—	7	—
Legal and other advisory reimbursements related to Grenfell Tower, net	(3)	—	—	(12)	(4)
Plant fire (reimbursements) costs, net	(19)	1	(11)	3	(3)
Costs associated with closures, shutdowns, and other items	—	10	25	3	35
Operating income excluding Special items	$215	$224	$229	$809	$866
	Allocation adjustments(1)			5
Operating income excluding Special items and Allocation adjustments				$814

Sales	$1,238	$1,283	$1,285	$5,259	$4,972

Operating income margin excluding Special items	17.4%	17.5%	17.8%	15.4%	17.4%

Operating income excluding Special items, Operating income excluding Special items and Allocation adjustments, and Operating income margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. In addition, management believes that the Operating income excluding Special items and Allocation adjustments are meaningful to investors as it reflects how management reviewed the standalone costs of Howmet in the quarter ended March 31, 2020 as if the Arconic Inc. Separation Transaction had happened on January 1, 2020. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

(1)

Adjustments include differences between allocations as required under discontinued operations as part of generally accepted accounting principles and estimated actual spending in selling, general administrative, and other expenses related to Howmet on a standalone basis as if the Arconic Inc. Separation Transaction had occurred on January 1, 2020.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA Margin excluding Special items	Quarter ended
	September 30, 2021	December 31, 2021
Income from continuing operations after income taxes	$27	$77

Add:
(Benefit) provision for income taxes	(4)	1
Other expense, net	1	6
Loss on debt redemption	118	5
Interest expense, net	63	58
Restructuring and other charges	8	68
Provision for depreciation and amortization	68	67
Adjusted EBITDA	$281	$282

Add:
Plant fire costs (reimbursements), net	1	(11)
Costs associated with closures, shutdowns, and other items	10	25
Adjusted EBITDA excluding Special items	$292	$296

Sales	$1,283	$1,285
Adjusted EBITDA Margin excluding Special items	22.8%	23.0%

The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Management believes that Adjusted EBITDA, Adjusted EBITDA excluding Special items and Adjusted EBITDA Margin excluding Special items are meaningful to investors because it provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com